CONSENT OF COUNSEL
AIM FUNDS GROUP
     We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statement of Additional Information for each portfolio of AIM Funds Group (the “Trust”), which is included in Post-Effective Amendment No. 108 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-27334), and Amendment No. 108 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-01540), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP
Philadelphia, Pennsylvania
April 26, 2010